Exhibit 23.1

April 26, 2024

PricewaterhouseCoopers LLP

214 North Tryon Street

Suite 4200

Charlotte, North Carolina 28202

In connection with your audits of (1) the consolidated financial statements of LendingTree, Inc. (the “Company”) as of December 31, 2023 and December 31, 2022 and for each of the three years in the period ended December 31, 2023 for the purpose of expressing an opinion as to whether such consolidated financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of LendingTree, Inc. in conformity with accounting principles generally accepted in the United States of America; and (2) the Company’s internal control over financial reporting as of December 31, 2023 for the purpose of expressing an opinion as to whether the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2023, based on Internal Control – Integrated Framework 2013 issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), you were previously provided with a representation letter under date of February 28, 2024. No information has come to our attention that would cause us to believe that any of those previous representations should be modified.

The Company does not have outstanding a past-due share of its accounting support fees collectible by the Public Company Accounting Oversight Board.

To the best of our knowledge and belief, no events have occurred subsequent to December 31, 2023 and through the date of this letter that would require adjustment to or disclosure in the aforementioned consolidated financial statements or management’s report on its assessment of the effectiveness of internal control over financial reporting.

/s/ Douglas Lebda
Douglas Lebda, Chief Executive Officer

/s/ Trent Ziegler
Trent Ziegler, Chief Executive Officer

/s/ Carla Shumate
Carla Shumate, Chief Accounting Officer